UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    July 25, 2008

POKERTEK, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 25, 2008, PokerTek, Inc. (the “Company”) secured a $5 million credit facility, with a maximum availability of approximately $4.15 million based on specified percentages of domestic and foreign accounts receivable and inventory, which will vary from time to time (the “Credit Facility”), from Silicon Valley Bank (“SVB”) to support the Company’s working capital needs. The Credit Facility was established pursuant to the terms of a Loan and Security Agreement between the Company and SVB (the “Loan Agreement”) and a related Export-Import Bank Loan and Security Agreement (the “Exim Agreement”) between the Company and SVB.

Pursuant to the terms of the Loan Agreement, upon the Company’s request for SVB to finance certain eligible domestic and Canadian accounts receivable, SVB may extend credit to the Company in an amount equal to the advance rate (80% for domestic accounts receivable and 50% for Canadian accounts receivable, subject to certain offsets and changes in the discretion of SVB in each case), multiplied by the face amount of each eligible domestic and Canadian account receivable (in each case, an “Advance” resulting in a “Financed Receivable”). The Company will repay each Advance on the earliest of: (a) the date on which payment is received of the Financed Receivable with respect to which the Advance was made; (b) the date on which the Financed Receivable is no longer an eligible account (as defined in the Loan Agreement); (c) the date on which any adjustment is asserted to the Financed Receivable; (d) the date on which there is any breach of a representation, warranty or covenant in the Loan Agreement or (e) the maturity date of July 24, 2009. The interest rate under the Loan Agreement is equal to the prime rate plus 1.50%. SVB may declare all obligations under the Loan Agreement immediately due and payable or may stop advancing money or extending credit to the Company in the case of standard events of default and any breach of representations, warranties and covenants under the Loan Agreement, including but not limited to financial covenants.

Under the Loan Agreement, the aggregate face amount of all Financed Receivables (domestic and Canadian combined) may not exceed $2 million and the aggregate amount of Advances for Canadian accounts receivable outstanding at any time may not exceed $1 million. To secure the payment and performance in full of all obligations under the Loan Agreement, the Company has granted a continuing security interest, and has pledged to SVB, collateral which includes but is not limited to all goods, equipment and inventory of the Company (the “Collateral”). In connection with the Loan Agreement, Lyle Berman, Gehrig White, James Crawford and Arthur Lomax (collectively, the “Creditors”) also entered into a Subordination Agreement with SVB. The Creditors had previously entered into a Note Purchase Agreement with the Company dated March 24, 2008. To induce SVB to extend credit to the Company and make further extensions of credit to or for the Company, the Creditors agreed to subordinate all of the Company’s indebtedness and obligations to the Creditors to all of the Company’s indebtedness and obligations to SVB.

Pursuant to the terms of the Exim Agreement, upon the Company’s request for SVB to finance certain eligible accounts receivable and inventory, SVB may extend credit to the Company (in each case, an “Exim Advance” resulting in a “Exim Financed Receivable”) in an amount not to exceed the lesser of $3 million or the sum of 90% of certain eligible accounts receivable plus 75% of certain eligible inventory. Pursuant to the terms of a Borrower Agreement executed by the Company in favor of the Export-Import Bank of the United States (the “Exim Bank”), Exim Bank will guarantee the Exim Advances made under the Exim Agreement. Under the Exim Agreement, the Company will repay each Exim Advance on the earliest of: (a) the date on which payment is received of the Exim Financed Receivable with respect to which the Exim Advance was made; (b) the date on which the Exim Financed Receivable is no longer an eligible receivable (as defined in the Exim Agreement); (c) the date on which any adjustment is asserted to the Exim Financed Receivable; (d) the date on which there is any breach of a representation, warranty or covenant in the Exim Agreement or (e) the maturity date of July 24, 2009. The interest rate under the Exim Agreement is equal to the prime rate plus 1.50%. SVB may declare all obligations under the Exim Agreement immediately due and payable or may stop advancing money or extending credit to the Company in the case of standard events of default and any breach of representations, warranties and covenants under the Exim Agreement or the Borrower Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POKERTEK, INC.

Date: July 29, 2008	By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Financial Officer